UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 30, 2010

NEXCEN BRANDS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27707	20-2783217
(Commission File Number)	(IRS Employer Identification No.)

1330 Avenue of the Americas, 34th Floor, New York, NY	10019-5400
(Address of Principal Executive Offices)	(Zip Code)

(212) 277-1100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets

On May 13, 2010, NexCen Brands, Inc. (“the Company”) entered into an Acquisition Agreement (the “Acquisition Agreement”) with Global Franchise Group, LLC (“Purchaser”), an affiliate of Levine Leichtman Capital Partners IV, L.P. For additional information on the Acquisition Agreement and the transactions contemplated thereby, see the Current Report on Form 8-K filed by the Company on May 17, 2010.  A copy of the Acquisition Agreement was filed previously as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on May 17, 2010.

As reported in a Current Report on Form 8-K filed by the Company on July 29, 2010, at the special meeting of stockholders of the Company held on July 29, 2010, the stockholders of the Company approved the sale of substantially all of the assets of the Company to Purchaser pursuant to the terms of the Acquisition Agreement (the “Asset Sale”).  On July 30, 2010, the Company and Purchaser completed the Asset Sale pursuant to the terms of the Acquisition Agreement.  Pursuant to the Asset Sale, Purchaser acquired the subsidiaries of the Company that own the Company’s franchise business assets and also the Company’s franchise management operations, including the Company’s management operations in Norcross, Georgia, and its cookie dough and pretzel mix factory and research facility in Atlanta, Georgia.  Specifically, the Company: (i) sold to Purchaser all of the Company’s equity interests in TAF Australia, LLC; (ii) caused NexCen Holding Corporation to sell to Purchaser all of its equity interests in Athlete’s Foot Brands, LLC, The Athlete’s Foot Marketing Support Fund, LLC, GAC Franchise Brands, LLC, GAC Manufacturing, LLC, GAC Supply, LLC, MaggieMoo’s Franchise Brands, LLC, Marble Slab Franchise Brands, LLC, PM Franchise Brands, LLC, PT Franchise Brands, LLC, and ShBx IP Holdings LLC; (iii) caused NB Supply Management Corp. to sell to Purchaser certain specified assets, and to assign to Purchaser certain specified liabilities; and (iv) caused NexCen Franchise Management, Inc. to sell to Purchaser certain specified assets, and to assign to Purchaser certain specified liabilities.  The purchase price, before taking into account closing adjustments for cash, indebtedness, other than borrowings under the BTMUCC Credit Facility (as defined and discussed below), working capital and other specified items, was $112.5 million. The Company received cash proceeds from the Asset Sale of approximately $8.8 million, after payment of $98.0 million to BTMU Capital Corporation (“BTMUCC”), the Company’s lender, and payment of transaction related expenses.  The Company also retained approximately $6.0 million of cash on hand.  These amounts are consistent with the estimates that were included in the Company’s Definitive Proxy Statement filed on June 11, 2010.  The final purchase price remains subject to a post-closing adjustment and may result in the Company receiving additional funds or being required to make a payment to the Purchaser.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Asset Sale, Mark Stanko, the Company’s Chief Financial Officer and Treasurer, and Chris Dull, the President of NexCen Franchise Management, Inc., resigned and commenced employment with Purchaser, effective July 30, 2010.

Item 7.01 Regulation FD Disclosure

On July 30, 2010, the Company issued a press release announcing the closing of the Asset Sale.  A copy of the press release is attached and furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01 Other Events

Accord and Satisfaction Agreement

In connection with the signing of the Acquisition Agreement, the Company, NexCen Holding Corporation, a wholly owned subsidiary of the Company (“Issuer”), certain of the Issuer’s subsidiaries (“Subsidiary Borrowers” or “Co-Issuers”) and BTMUCC entered into an Accord and Satisfaction Agreement, dated as of May 13, 2010 (the “Accord and Satisfaction Agreement”), with respect to its existing credit facility (the “BTMUCC Credit Facility”). For additional information on the Accord and Satisfaction Agreement and the transactions contemplated thereby, see the Current Report on Form 8-K filed by the Company on May 17, 2010.  A copy of the Accord and Satisfaction Agreement was filed previously as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on May 17, 2010.

On July 30, 2010, the Issuer and Co-Issuers paid $98.0 million to BTMUCC from the proceeds of the Asset Sale, and all outstanding obligations under the BTMUCC Credit Facility were satisfied and permanently extinguished pursuant to the terms of the Accord and Satisfaction Agreement.

Shell Company Status

As a result of the Asset Sale, as of the close of business on July 30, 2010, the Company is a shell company as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1                      Press Release of NexCen Brands, Inc., dated July 30, 2010.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on August 2, 2010.

NEXCEN BRANDS, INC.
/s/ Sue J. Nam
By:	Sue J. Nam
Its:	General Counsel